Exhibit 99.1

PRESS RELEASE

First Community Bancorp
(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

April 14, 2005

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE FIRST
QUARTER OF 2005

—Net Earnings for the First Quarter 2005 Totaled $10.3 million, Up 37% Over First
Quarter 2004—

—First Quarter Diluted EPS of $0.63 per Share, Up 34% Over First Quarter 2004—

—5.97% Net Interest Margin for First Quarter 2005, an Increase of 13 Basis Points Over
Fourth Quarter 2004 and 80 Basis Points Over First Quarter 2004—

—Core Deposit Growth of $96 million in First Quarter 2005—

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced first quarter 2005 net earnings of $10.3 million, or $0.63 per diluted share, compared to first quarter 2004 net earnings of $7.5 million or $0.47 per diluted share.  Factors contributing to the quarter-over-quarter increase in net earnings included an increase in average loans of $494.8 million and an 80 basis point increase in the net interest margin.

This also compares to fourth quarter 2004 net earnings of $10.4 million, or $0.65 per diluted share.  The fourth quarter of 2004 included an after-tax gain of $566,000 on the sale of an acquired charged-off loan.  There was no similar income item in the first quarter of 2005.

The comparability of financial information is also affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  First Community Financial Corporation, or FC Financial, acquired in March 2004, and Harbor National Bank, or Harbor, acquired in April 2004, together added $304.3 million in assets.

FIRST QUARTER RESULTS

Dollars in millions, except per share data	First Quarter 2005	First Quarter 2004	% Change	Fourth Quarter 2004	% Change

Diluted Earnings Per Share	$0.63	$0.47	34.0%	$0.65	(3.1)%
Net Earnings	$10.26	$7.50	36.8%	$10.45	(1.8)%
Return on Average Assets (ROA)	1.45%	1.23%	17.9%	1.47%	(1.4)%
Return on Average Equity (ROE)	11.0%	8.9%	23.6%	11.4%	(3.5)%
Net Interest Margin	5.97%	5.17%	15.5%	5.84%	2.2%
Efficiency Ratio	53.6%	58.7%	(8.7)%	56.8%	(5.6)%

The increases in net earnings, ROA, and ROE for the first quarter of 2005 compared to the first quarter of 2004 were due to increases in our net interest margin and average loans.  The decreases in net earnings, ROA, and ROE for the first quarter of 2005 compared to the fourth quarter of 2004 were due to a provision for credit losses and lower noninterest income offset by lower noninterest expenses in the first quarter of 2005.

Matt Wagner, President and Chief Executive Officer, stated, “During the first quarter we concentrated on growing deposits, controlling expenses and maintaining our margin.  We succeeded on all fronts, with overall deposits growing nearly $100 million in the quarter.  Loan growth slowed during the first quarter after sizeable growth during the fourth quarter.  Our average loan balances grew over $32 million in the quarter, contributing to a strong yield and higher interest income.  We will continue to focus on loan growth and executing on our core business.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “We continue to be well-positioned to benefit from a continued gradual rise in market interest rates.  Our net interest margin increased 13 basis points during the quarter to 5.97%, driven mainly by a 24 basis point increase in our loan yield to 7.30%.  We increased certain deposit rates in response to market pressures, although we maintained our disciplined pricing policy.”

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs, increased $10.0 million to $2.128 billion at March 31, 2005, from year end 2004.  Such loan growth was centered largely in commercial real estate secured loans.  Deposits decreased $268.8 million from year end 2004 to $2.164 billion at March 31, 2005.  Included in the year end 2004 balance was a short-term $365.0 million interest-bearing deposit received on December 31, 2004, which has since been withdrawn by the customer.  Excluding the $365.0 million deposit, our deposit balances increased $96.2 million during the first quarter of 2005.  Demand deposits increased $33.3 million to $975.1 million at March 31, 2005, and represented 45.1% of total deposits at that date.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $35.6 million for the first quarter of 2005 compared to $26.3 million for the same period of 2004 and $34.8 million for the fourth quarter of 2004.  The year-over-year increase was driven by increased interest income from earning asset growth, which was fueled by loan growth and acquisitions, and improved net interest margin.  Average earning assets increased $370.5 million to $2.4 billion for the first quarter of 2005 when compared to the same period for 2004, including an increase of $494.8 million in average loans. The increase in net interest income over the previous quarter resulted primarily from the increase in yield on loans and a $32.4 million increase in our average loans.  Our floating rate loan products continue to reprice in the current higher interest rate environment.

Interest expense on borrowed funds, including subordinated debentures, totaled $2.7 million for the first quarter of 2005, an increase of $1.4 million over the first quarter of 2004. Such increase was due mainly to increased average borrowings, including subordinated debentures, used to fund loan growth and acquisitions.

NET INTEREST MARGIN CONTINUES TO EXPAND

The Company’s net interest margin for the first quarter of 2005 was 5.97%, an increase of 80 basis points when compared to the same period of 2004 and an increase of 13 basis points when compared to the fourth quarter of 2004.  Yields on average earning assets were 6.75% and 5.78% for the first quarters of 2005 and 2004, respectively, and 6.54% for the fourth quarter of 2004.  The increases in the yield on average earning assets and the increases in the net interest margin year-over-year are attributable to our prime rate increases in response to the gradual rise in market interest rates.  The increase in the net interest margin in the first quarter of 2005 over the fourth quarter of 2004 is due to higher loan yields.  The yield on average loans was 7.30% and 6.54% for the first quarters of 2005 and 2004, and 7.06% for the fourth quarter of 2004.

The average cost of deposits was 0.36% for the first quarter of 2005 compared to 0.36% and 0.33% for the first and fourth quarters of 2004.  The increased deposit cost in the first quarter of 2005 compared to the fourth quarter of 2004 resulted from upward adjustments made in rates offered on money market and certain time deposits.  The overall cost of interest-bearing liabilities increased to 1.30% for the first quarter of 2005 compared to 0.99% for the same period of 2004 and 1.16% for the fourth quarter of 2004.  The increase over the first quarter of 2004 is attributed largely to the increased balances for borrowed funds, including subordinated debentures, used to fund loan growth and acquisitions. The increase over the fourth quarter of 2004 is the result of our borrowings, including subordinated debt, repricing in the higher interest rate environment.

NONINTEREST INCOME ITEMS

Noninterest income for the first quarter of 2005 totaled $3.5 million compared to $4.1 million and $4.7 million for the first and fourth quarters of 2004.  Noninterest income for the fourth quarter of 2004 included the gain on sale of the acquired charged-off loan of $975,000; there was no such income in the first quarter of 2005.  Service charges and fees on deposit accounts declined due to increased earnings credits tied to market interest rates.

NONINTEREST EXPENSE DECLINES FROM THE FOURTH QUARTER OF 2004

Noninterest expense for the first quarter of 2005 totaled $21.0 million compared to $17.9 million and $22.4 million for the first and fourth quarters of 2004.  The increase over the first quarter of 2004 is due largely to the two acquisitions consummated in March and April of 2004 as well as increased compensation and professional fees. The increased compensation expense for the first quarter of 2005 compared to the same period of 2004 is largely the result of an increased number of employees due to the acquisitions, staff additions to support expanded lending activity, and the amortization of restricted and performance stock awards.  Increased other professional fees for the first quarter of 2005 compared to the same period of 2004 resulted from legal fees related to certain outstanding litigation and our on-going compliance cost with the Sarbanes-Oxley Act.

The decrease in noninterest expense for the first quarter of 2005 compared to the fourth quarter of 2004 was due mainly to less compensation and other professional services expenses. The fourth quarter of 2004 included a settlement of a deferred compensation arrangement and additional performance stock amortization related to the performance stock awards vesting earlier than originally expected. The decline in other professional services relates mostly to a decline in legal fees and the costs of Sarbanes-Oxley Act compliance compared to those incurred in the fourth quarter of 2004.

Noninterest expense includes the following noncash items for the periods indicated:

	First Quarter 2005	First Quarter 2004	Fourth Quarter 2004
Intangible asset amortization	$813,000	$691,000	$837,000
Restricted and performance stock amortization	997,000	654,000	3,109,000
Total	$1,810,000	$1,345,000	$3,946,000

For 2005, intangible asset amortization is estimated to be $3.3 million.  Restricted and performance stock award amortization is estimated to be $4.5 million for 2005.  These estimates are, however, subject to change.

INCOME TAXES

Our effective income tax rates were 41% and 40% for the first quarter of 2005 and 2004 and 39% for the fourth quarter of 2004.

CREDIT QUALITY

We made a provision for credit losses of $800,000 during the first quarter of 2005 in response to increased nonaccrual loans and, to a lesser extent, for increased average loan balances.  The allowance for total credit losses totaled $30.5 million at March 31, 2005, and was comprised of the allowance for loan losses of $28.1 million and the reserve for unfunded loan commitments of $2.5 million.  The allowance for loan losses as a percentage of total loans, net of deferred fees and costs, was 1.32% at March 31, 2005.

Nonaccrual loans increased to $21.7 million, or 1.02% of loans net of deferred fees and costs, at March 31, 2005, from $8.9 million, or 0.42% of loans net of deferred fees and costs, at December 31, 2004.  The $12.8 million increase was comprised of additions to nonaccruals of $14.8 million and reductions of $2.0 million.  Included in the additions are four relationships whose aggregate balance is approximately $12.9 million.  Of these  relationships, two covered by insurance and totaling $8.8 million are included in our foreign portfolio and the other two secured relationships totaling $4.1 million are included in our domestic portfolio, one secured by accounts receivable and the other secured by real estate.  There are no other individually large exposures in the nonaccrual loan portfolio.  We believe we have adequate reserves on these loans to cover the loss exposure as measured by our methodology.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at March 31, 2005.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific Western	First National	Consolidated Company
Tier 1 leverage capital ratio	9.04%	10.05%	9.80%
Tier 1 risk-based capital ratio	9.67%	10.25%	10.22%
Total risked-based capital ratio	10.71%	11.50%	11.44%

The Company has issued $118 million of trust preferred securities. These securities are currently included in our Tier I capital for purposes of determining the Company’s Tier I and total risk-based capital ratios. The FRB, which is the holding company’s banking regulator, has promulgated a modification of the capital regulations affecting trust preferred securities.  Under this modification, effective March 31, 2009, the Company will be required to use a more restrictive formula to determine the amount of trust preferred securities that can be included in regulatory Tier I capital. At that time, the Company will be allowed to include in Tier I capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as shareholders’ equity, less goodwill net of any related deferred income tax liability. The regulations currently in effect through December 31, 2008, limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for goodwill.  We have determined that our Tier I capital ratios would remain above the well-capitalized level had the modification of the capital regulations been in effect at March 31, 2005.  We expect that our Tier I capital ratios will be at or above the existing well capitalized levels on March 31, 2009, the first date on which the modified capital regulations must be applied.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company having $2.8 billion in assets as of March 31, 2005, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the Banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western National Bank has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q filed by the Company with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(In thousands, except per share data)
Assets:
Cash and due from banks	$82,152	$72,581
Federal funds sold	6,600	246,700
Total cash and cash equivalents	88,752	319,281

Interest-bearing deposits in financial institutions	185	702

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	24,848	24,112
Securities available-for-sale	230,354	245,395
Total securities	255,202	269,507

Gross loans	2,135,273	2,125,314
Deferred fees and costs	(6,940)	(7,143)
Loans, net of deferred fees and costs	2,128,333	2,118,171
Allowance for loan losses	(28,064)	(26,682)
Net loans	2,100,269	2,091,489
Premises and equipment	14,945	14,919
Intangible assets	256,141	256,955
Cash surrender value of life insurance	52,735	52,283
Other assets	42,606	41,718
Total assets	$2,810,835	$3,046,854

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$975,053	$941,716
Interest-bearing deposits	1,188,519	1,490,674
Total deposits	2,163,572	2,432,390

Accrued interest payable and other liabilities	27,842	28,934
Borrowings	114,800	90,000
Subordinated debentures	121,654	121,654
Total liabilities	2,427,868	2,672,978

Shareholders’ Equity:
Common stock	321,210	318,880
Retained earnings	74,707	67,911
Unearned equity compensation	(10,636)	(11,445)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2,314)	(1,470)
Total shareholders’ equity	382,967	373,876
Total liabilities and shareholders’ equity	$2,810,835	$3,046,854

Shares outstanding (includes shares underlying unvested restricted stock awards)	16,419,717	16,267,862

Book value per share	$23.32	$22.98

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarters Ended March 31,
	2005	2004
	(In thousands, except per share data)

Interest income:
Interest and fees on loans	$37,938	$26,225
Interest on time deposits in other financial institutions	2	2
Interest on investment securities	2,063	3,121
Interest on federal funds sold	251	74
Total interest income	40,254	29,422

Interest expense:
Interest expense on deposits	1,986	1,771
Interest expense on borrowings	797	68
Interest expense on subordinated debentures	1,886	1,249
Total interest expense	4,669	3,088

Net interest income before provision for credit losses	35,585	26,334
Provision for credit losses	800	—
Net interest income after provision for credit losses	34,785	26,334

Noninterest income:
Service charges on deposit accounts	1,704	2,299
Other commissions and fees	997	859
Gain on sale of loans, net	115	171
Gain on sale of securities, net	—	30
Increase in cash surrender value of life insurance	417	507
Other income	269	211
Total noninterest income	3,502	4,077

Noninterest expense:
Compensation	11,853	9,725
Occupancy	2,563	2,314
Furniture and equipment	666	739
Data processing	1,120	1,025
Other professional services	1,191	672
Business development	259	265
Communications	455	497
Insurance and assessments	445	379
Intangible asset amortization	813	691
Other	1,586	1,558
Total noninterest expense	20,951	17,865
Earnings before income taxes	17,336	12,546
Income taxes	7,074	5,046
Net earnings	$10,262	$7,500

Per share information:
Number of shares (weighted average)
Basic	15,857.4	15,451.6
Diluted	16,261.8	15,962.3
Earnings per share
Basic	$0.65	$0.49
Diluted	$0.63	$0.47

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended March 31,
	2005	2004
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$2,108,348	$1,613,554
Investment securities	264,177	404,408
Federal funds sold	46,073	30,045
Interest-bearing deposits in financial institutions	401	494
Average earning assets	2,418,999	2,048,501
Other assets	443,205	402,543
Average total assets	$2,862,204	$2,451,044

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$982,202	$825,901
Interest-bearing deposits	1,231,161	1,138,504
Average deposits	2,213,363	1,964,405
Other interest-bearing liabilities	229,952	110,731
Other liabilities	41,332	35,985
Average liabilities	2,484,647	2,111,121
Average equity	377,557	339,923
Average liabilities and shareholders’ equity	$2,862,204	$2,451,044

Yield Analysis:
Average earning assets	$2,418,999	$2,048,501
Yield	6.75%	5.78%
Average interest-bearing deposits	$1,231,161	$1,138,504
Cost	0.65%	0.63%
Average deposits	$2,213,363	$1,964,405
Cost	0.36%	0.36%
Average interest-bearing liabilities	$1,461,113	$1,249,235
Cost	1.30%	0.99%

Interest spread	5.45%	4.79%
Net interest margin	5.97%	5.17%

Average interest sensitive liabilities	$2,443,315	$2,075,136
Cost	0.77%	0.60%

LOAN CONCENTRATION

	As of the Dates Indicated
	03/31/05	12/31/04	9/30/04	6/30/04	3/31/04
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$611,271	$604,995	$571,271	$542,052	$494,394
Real estate-construction	405,891	410,167	436,232	429,652	358,212
Commercial real estate-mortgage	980,612	967,270	914,775	855,447	749,875
Consumer	40,208	42,723	44,325	41,087	31,503
Foreign:
Commercial	86,504	88,428	82,740	74,191	71,993
Other	10,787	11,731	13,294	14,355	15,553
Total gross loans	2,135,273	2,125,314	2,062,637	1,956,784	1,721,530
Less net deferred loan fees	(6,940)	(7,143)	(6,936)	(6,683)	(5,925)
Less allowance for loan losses	(28,064)	(26,682)	(26,620)	(27,619)	(25,368)
Total net loans	$2,100,269	$2,091,489	$2,029,081	$1,922,482	$1,690,237

CREDIT QUALITY MEASURES

	For the Periods Ended
	3 Months 03/31/05	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04
	(Dollars in thousands)

Nonaccrual loans	$21,680	$8,911	$6,674	$8,559	$7,678
Loans past due 90 days or more and still accruing	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$21,680	$8,911	$6,674	$8,559	$7,678

Impaired loans, gross	$21,680	$8,911	$6,674	$8,559	$7,678
Allocated allowance for loan losses	(861)	(561)	(1,100)	(1,772)	(1,668)
Net investment in impaired loans	$20,819	$8,350	$5,574	$6,787	$6,010

Charged-off loans year-to-date	$(1,018)	$(3,607)	$(3,440)	$(1,794)	$(1,525)
Recoveries year-to-date	1,260	2,078	1,754	1,372	573
Net recoveries (charge-offs)	$242	$(1,529)	$(1,686)	$(422)	$(952)
Allowance for loan losses to loans, net of deferred fees and costs (a)	1.32%	1.26%	1.29%	1.42%	1.48%
Allowance for total credit losses to loans, net of deferred fees and costs (b)	1.44%	1.39%	1.43%	1.56%	1.64%
Allowance for loan losses to nonaccrual loans (a)	129.4%	299.4%	398.9%	322.7%	330.4%
Allowance for total credit losses to nonaccrual loans (b)	140.9%	331.1%	439.8%	354.6%	365.4%
Allowance for loan losses to nonperforming assets (a)	129.4%	299.4%	398.9%	322.7%	330.4%
Allowance for total credit losses to nonperforming assets (b)	140.9%	331.1%	439.8%	354.6%	365.4%
Nonperforming assets to loans and other real estate owned	1.02%	0.42%	0.32%	0.44%	0.45%
Annualized net recoveries (charge-offs) to average loans	0.05%	(0.08)%	(0.12)%	(0.05)%	(0.24)%
Nonaccrual loans to loans, net of deferred fees and costs	1.02%	0.42%	0.32%	0.44%	0.45%

ALLOWANCE FOR LOAN LOSSES

	As of or for the Periods Ended
	3 Months 03/31/05	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04
	(Dollars in thousands)

Balance at beginning of period	$26,682	$24,152	$24,152	$24,152	$24,152
Loans charged-off:
Commercial	(177)	(2,830)	(2,788)	(1,218)	(1,013)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(80)	(128)	(37)	(30)	—
Consumer	(65)	(305)	(271)	(202)	(171)
Foreign	(696)	(344)	(344)	(344)	(341)
Total loans charged-off	(1,018)	(3,607)	(3,440)	(1,794)	(1,525)

Recoveries on loans charged-off:
Commercial	1,216	1,653	1,435	1,149	461
Real estate – construction	—	—	—	—	—
Real estate – mortgage	1	64	56	45	5
Consumer	43	311	229	163	92
Foreign	—	50	34	15	15
Total recoveries on loans charged-off	1,260	2,078	1,754	1,372	573
Net recoveries (charge-offs)	242	(1,529)	(1,686)	(422)	(952)
Provision for loan losses	1,140	438	533	268	68
Additions due to acquisitions	—	3,621	3,621	3,621	2,100
Balance at end of period	$28,064	$26,682	$26,620	$27,619	$25,368

RESERVE FOR UNFUNDED LOAN COMMITMENTS

	For the Periods Ended
	3 Months 03/31/05	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04
	(Dollars in thousands)

Balance at beginning of period	$2,825	$1,600	$1,600	$1,600	$1,600
Provision (c)	(340)	27	(68)	(68)	(68)
Additions due to acquisitions	—	1,198	1,198	1,198	1,158
Balance at end of period	$2,485	$2,825	$2,730	$2,730	$2,690

ALLOWANCE FOR TOTAL CREDIT LOSSES (a)

	For the Periods Ended
	3 Months 03/31/05	Year 12/31/04	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04
	(Dollars in thousands)

Balance at beginning of period	$29,507	$25,752	$25,752	$25,752	$25,752
Provision for credit losses	800	465	465	200	—
Net recoveries (charge-offs)	242	(1,529)	(1,686)	(422)	(952)
Additions due to acquisitions	—	4,819	4,819	4,819	3,258
Balance at end of period	$30,549	$29,507	$29,350	$30,349	$28,058

(a) As of December 31, 2004, the company reclassified the reserve for unfunded loan commitments from the allowance for loan losses to other liabilities.  Prior period amounts have been reclassified and the ratios have been revised to conform to this presentation.

(b) The allowance for total credit losses represents the sum of the allowance for loan losses and the reserve for unfunded loan commitments.

(c) Includes reclassification from (to) the reserve for unfunded loan commitments.